EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 23, 2025, with respect to the financial statements of Buyback Leaders Portfolio 2025-4, American Infrastructure Growth Portfolio 2025-4 and Dividend Income & Value Portfolio 2025-4 (included in Invesco Unit Trusts, Series 2446) as of October 23, 2025 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-289566) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
October 23, 2025